EXHIBIT 99.1

Sharps Compliance Reports Fiscal 2016 Fourth Quarter and Full Year Results

  Fourth quarter Professional billings increase 33%
  Fourth quarter Retail and Assisted Living billings increase 8% and 14%, respectively
  Inside and online sales channel increases 34%
  Acquisition of Citiwaste in July 2016 increases route-based service area to thirteen (13) states; continues execution of acquisition strategy
  Permit received for Northeastern U.S. Treatment Facility; complements three (3) Northeastern U.S. route-based acquisitions completed over last twelve (12) months

HOUSTON, Aug. 10, 2016 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (NASDAQ:SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the fourth quarter of fiscal 2016, which ended June 30, 2016.

Revenue in the fourth quarter of fiscal 2016 was $8.9 million, essentially flat as compared to revenue of $9.0 million in the same prior year quarter. The Company reported operating income of $0.2 million in the fourth quarter of 2016, compared to operating income of $1.4 million in the fourth quarter of fiscal 2015.  Sharps recorded net income of $0.2 million, or $0.01 per basic and diluted share in the fourth quarter of fiscal 2016, compared to net income of $1.3 million or $0.08 per basic and diluted share, in the fourth quarter of fiscal 2015.

Customer billings of $9.2 million for the quarter ended June 30, 2016 declined slightly compared to billings of $9.5 million in the prior year period. The Company reported significant growth in the Professional market as well as growth in the Retail, Assisted Living and Home Healthcare markets. This growth was offset by a decline in quarterly customer billings for the Pharmaceutical Manufacturer and Government markets. Government market billings of $0.4 million for the quarter included $0.1 million of orders under the VA’s Blanket Purchase Agreement and $0.2 million of revenue from the MedSafe program. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “As we close out fiscal year 2016, we’ve made significant progress repositioning the Company as a comprehensive service provider to drive organic growth, increase our critical mass through acquisitions and develop new products and solutions that will help our customers comply with waste disposal regulations in a cost effective manner.  Our fourth quarter revenues were down slightly from the same quarter last year, which included several inventory builds for Pharmaceutical Manufacturer patient support programs, $0.5 million of VA envelope orders and the launch of the TakeAway Medication Recovery envelopes by one of our Retail customers.”

“Despite a tough comparison with the prior year quarter for the Pharmaceutical Manufacturer and Government markets, we demonstrated significant growth in our Professional and Assisted Living markets as a direct result of sales and marketing activities, new products and solutions and cross-selling efforts.  We are focused on adding new products and solutions that will assist our customers and generate revenues for our Company.  We’ve seen growing market interest in our MedSafe offering for the disposal of controlled substances and we’re optimistic about opportunities around our TakeAway Recycle System for the collection and recycling of single-use medical devices.  We are still experiencing slower than expected demand for our TakeAway Envelopes from the VA related to our Blanket Purchase order, as the VA continues its communications and launch activities around the program.”

Acquisition of Citiwaste, LLC and Permitting for Treatment Facility

Following the close of the quarter, Sharps announced the acquisition of Brooklyn, N.Y.-based Citiwaste, LLC, a full service, route-based provider of medical, pharmaceutical and hazardous waste solutions to over 5,500 customer locations in New York, New Jersey, Connecticut and Massachusetts for a total purchase price of $9 million.  Prior to the acquisition date, Citiwaste had annual revenue of approximately $3 million, serving small to medium size waste generators primarily in the healthcare, professional, and assisted living/long-term care markets.

Additionally, Sharps recently announced that it has received the Commonwealth of Pennsylvania Department of Environmental Protection Bureau of Waste Management permit for the processing of medical waste at its treatment facility located in northeastern Pennsylvania.  The 40,000 square foot facility has been permitted as both a medical waste treatment facility, using an autoclave, and as a transfer station for medical, pharmaceutical and trace chemotherapy waste of up to 82 tons per day. The facility is designed to cost-effectively and efficiently process medical waste generated by the Company’s route-based and mailback customers and also doubles as a distribution center of mailback solutions.

“The Citiwaste acquisition is a significant step as we strategically build critical mass through our targeted acquisition program.  With Citiwaste, Sharps becomes a leading provider of route-based services in the Northeast serving an eleven contiguous state region and increasing our Northeast customer locations to more than 7,800, in attractive and densely populated areas. With the establishment of our Northeast-based treatment facility, we believe Sharps has strengthened its market position in the route-based business to service areas which encompass about 100 million people or 31% of the U.S. population,” Mr. Tusa commented.

The Company will record acquisition related expenses of about $0.5 million during the September 2016 quarter related to the completion of the Citiwaste acquisition.

Fourth Quarter Review

Professional market billings increased 33% to $2.0 million in the fourth quarter of fiscal 2016 as the Company continued its focus on securing customers from the small quantity generator sector, which consists largely of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare professionals, who are well suited for the favorable economics and convenience of the Sharps Recovery System™ and the Company’s route-based pick-up services.  The Company’s inside and online sales channel, which primarily addresses the Professional market, realized a 34% increase in billings to $1.6 million in the fiscal 2016 fourth quarter from $1.2 million in the same prior year period.

Retail market billings increased 8% to $3.3 million compared with $3.1 million in the prior year period, primarily reflecting an increase in flu shot related orders in advance of the flu shot season this quarter compared to last year, offset by a decrease in billings for the TakeAway Medication Recovery System envelopes which were launched by a Retail customer in the fiscal 2015 fourth quarter.

Pharmaceutical Manufacturer billings decreased 34% to $0.9 million in the fourth quarter of fiscal 2016 compared to $1.4 million in the fourth quarter of fiscal 2015. During the fourth quarter, the Company filled an order for a new inventory build for one patient support program. The customer billings for this market increased by 18% for the full fiscal year 2016 over fiscal year 2015. Sharps expects to launch two additional patient support programs for new drug therapies over the next three quarters.

Government billings decreased by 48% to $0.4 million compared to $0.8 million in the fourth quarter of 2015. Government market billings included $0.1 million of orders under the VA’s Blanket Purchase Agreement compared with VA orders of $0.5 million in the fourth quarter of fiscal 2015.

Assisted Living market billings grew 14% to $0.6 million for the fourth quarter of fiscal 2016 as compared to $0.5 million in the fourth quarter of fiscal 2015.  Fourth quarter 2016 Home Health Care billings were flat at $1.7 million compared to the fourth quarter of fiscal 2015.

Operating performance

Gross margin was 36% in the fourth quarter of fiscal 2016 compared to gross margin of 42% in the fourth quarter of fiscal 2015. Gross margin for the fourth quarter of fiscal 2016 was negatively impacted by increased infrastructure costs including rent on the new Pennsylvania treatment facility and higher return transportation costs associated with a USPS rate increase effective February 1, 2016. The Company recently negotiated a concession to this rate increase that is expected to be effective in September of 2016.

Selling, general and administrative (SG&A) expense increased 25% to $2.9 million in the fourth quarter of 2016.  SG&A for the fourth quarter of fiscal 2016 included $0.1 million of additional cost related to our required audit of internal controls for the fiscal year 2016 which was not required in fiscal year 2015, acquisition related costs and higher sales and marketing costs focused on our inside sales initiatives.

The Company reported operating income of $0.2 million in the fourth quarter of fiscal 2016, compared to operating income of $1.4 million in the fourth quarter of fiscal 2015.

Fiscal 2016 Year End Review

Sharps recorded revenue of $33.4 million in fiscal 2016, an increase of 8% compared to revenue of $30.9 million in fiscal 2015. Customer billings increased 9% to $34.3 million in fiscal 2016. Professional billings increased 22% to $7.6 million in fiscal 2016 as compared to $6.2 million in fiscal 2015. Pharmaceutical Manufacturer billings increased 18% to $5.7 million in fiscal 2016 as compared to $4.9 million in fiscal 2015. Home Health Care billings increased 9% to $7.4 million in fiscal 2016 as compared to $6.8 million in the previous fiscal year. Assisted Living billings increased 17% to $2.2 million in fiscal 2016 as compared to $1.9 million in fiscal 2015.  Government billings decreased 12% to $1.5 million in fiscal 2016 as compared to $1.8 million in fiscal 2015. Retail billings increased slightly to $8.8 million from $8.7 million in fiscal 2015.  Retail sales for the 2016 fiscal year were negatively impacted by a mild flu season, but positively impacted by the launch of the TakeAway Medication Recovery System envelopes by certain Retail customers when compared with the prior year. Over the flu seasons from 2011 to 2014, the growth in the Retail flu business for Sharps was between 24% and 36%. Despite the decrease in Retail flu business for fiscal 2016 (the 2015 flu season) of 13% due to a mild flu season, Sharps believes the Retail market should continue to drive long-term growth for the Company as consumers increasingly use alternative sites, such as retail pharmacies, to obtain flu and other immunizations.

Fiscal 2016 gross margin was 33% as compared to gross margin of 36% in fiscal 2015. Gross margin for fiscal 2016 was negatively impacted by increased infrastructure costs including rent on the new Pennsylvania treatment facility and higher return transportation costs associated with a USPS rate increase effective February 1, 2016. SG&A expense increased 14% to $10.8 million in fiscal 2016, including $0.2 million of acquisition related costs associated with the Company’s acquisition program. Without these acquisition related costs, SG&A increased 12% compared to fiscal 2015 due to $0.2 million of additional cost related to our required audit of internal controls for the fiscal year 2016 which was not required in fiscal year 2015 and the Company’s ongoing investment in sales and marketing initiatives. The Company recorded minimal operating income in fiscal 2016 as compared to operating income of $1.2 million in fiscal 2015.

Sharps achieved EBITDA of $0.8 million in fiscal 2016 as compared to EBITDA of $2.1 million in fiscal 2015. Net income for fiscal 2016 was $13,000 or $0.00 per basic and diluted share, compared to net income of $1.2 million or $0.08 per basic and $0.07 per diluted share in fiscal 2015.

Financial flexibility and a strong balance sheet

Cash and cash equivalents were $12.4 million at June 30, 2016 compared to $15.2 million at June 30, 2015.  The Company’s current cash position is approximately $7.8 million with the decrease primarily due to the $4 million cash payment in July of 2016 in conjunction with the Citiwaste acquisition. Also in conjunction with the Citiwaste acquisition, the Company issued 456,760 shares of common stock of the Company and borrowed $3 million under the acquisition portion of the Company’s Credit Agreement. The Company’s availability under its credit facilities is currently approximately $6 million.

Expanding Capabilities:  A Comprehensive Provider of Medical Waste Service Solutions

Mr. Tusa concluded, “While the 8% increase in FY 2016 revenue was below our internal expectations, primarily due to the extremely weak 2015 flu season and the slower than expected roll-out of the VA TakeAway Envelope program, we do believe the strategic accomplishments of FY 2016 well position the Company for future growth. We remain focused on addressing the small to medium quantity waste generator market, which we believe is underserved and represents a significant opportunity for the growth of our business.  Fiscal 2016 was an important year for us, one in which we strengthened our operational infrastructure by broadening the scope of our products and solutions and significantly expanded our geographic footprint.  As a comprehensive provider of medical waste service solutions, we believe we are well positioned to capture an increasing portion of the small to medium sized generators in the country which we estimate to be a market of about $1 billion.”

Fourth quarter fiscal year 2016 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook.  A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782.  International callers may access the call by dialing (201) 689-8567.  The webcast can be monitored at www.sharpsinc.com.  Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available through September 10, 2016.  To listen to the replay, domestic callers should dial (877) 660-6853 and international callers should dial (201) 612-7415 and enter conference ID number 13642424.  A transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in an eleven (11) state region of the Northeast portion of the United States as well as Texas and Louisiana.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance.  Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations.  Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission.  Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict.  The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Year Ended
	June 30,			June 30,
	2016	2015	% Change	2016	2015	% Change

Revenue	$8,870	$8,991	(1.3%)	$33,383	$30,902	8.0%

Cost of revenue	5,650	5,218	8.3%	22,272	19,907	11.9%

Gross profit	3,220	3,773	(14.7%)	11,111	10,995	1.1%
Gross margin	36.3%	42.0%		33.3%	35.6%

SG&A expense	2,922	2,347	24.5%	10,812	9,496	13.9%
Depreciation and amortization	84	52		294	263

Operating income	214	1,374		5	1,236
Operating margin	2.4%	15.3%		0.0%	4.0%
Interest income	6	9		32	36

Income before income taxes	220	1,383		37	1,272
Income tax expense	-	86		24	112
Net income	$220	$1,297		$13	$1,160

Net income per share
Basic	$0.01	$0.08		$0.00	$0.08
Diluted	$0.01	$0.08		$0.00	$0.07

Weighted Average Shares Outstanding
Basic	15,445	15,380		15,448	15,327
Diluted	15,575	15,804		15,838	15,564

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2016	June 30, 2015
ASSETS:
Current assets:
Cash and cash equivalents	$12,435	$15,157
Accounts receivable, net	5,814	6,647
Inventory	3,919	2,738
Prepaid and other current assets	695	680
Total current assets	22,863	25,222
Property, plant and equipment, net	5,032	3,810
Other assets	84	53
Goodwill	1,039	-
Intangible assets, net	1,129	666
Total assets	$30,147	$29,751

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,620	$1,770
Accrued liabilities	1,534	1,952
Deferred revenue	2,477	1,877
Total current liabilities	5,631	5,599
Long-term deferred revenue	483	483
Other long-term liabilities	190	83
Total liabilities	6,304	6,165
Stockholders’ equity:
Total stockholders' equity	23,843	23,586
Total liabilities and stockholders' equity	$30,147	$29,751

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2016	% Total	2015	$ Change	%
BILLINGS BY MARKET:
Retail	$3,286	35.8%	$3,056	$230	7.5%
Professional	1,998	21.8%	1,499	499	33.3%
Home Health Care	1,741	19.0%	1,698	43	2.5%
Pharmaceutical Manufacturer	931	10.2%	1,413	(482)	(34.1%)
Assisted Living	571	6.2%	502	69	13.7%
Government	412	4.5%	795	(383)	(48.2%)
Environmental	35	0.4%	209	(174)	(83.3%)
Other	194	2.1%	277	(83)	(30.0%)
Subtotal	$9,168	100.0%	$9,449	$(281)	(3.0%)
GAAP Adjustment *	(298)		(458)	160
Revenue Reported	$8,870		$8,991	$(121)	(1.3%)

	Twelve Months Ended June 30,
	2016	% Total	2015	$ Change	%
BILLINGS BY MARKET:
Retail	$8,798	25.7%	$8,726	$72	0.8%
Professional	7,571	22.1%	6,225	1,346	21.6%
Home Health Care	7,378	21.5%	6,802	576	8.5%
Pharmaceutical Manufacturer	5,708	16.6%	4,855	853	17.6%
Assisted Living	2,194	6.4%	1,879	315	16.8%
Government	1,541	4.5%	1,756	(215)	(12.2%)
Environmental	259	0.7%	368	(109)	(29.6%)
Other	845	2.5%	891	(46)	(5.2%)
Subtotal	$34,294	100.0%	$31,502	$2,792	8.9%
GAAP Adjustment *	(911)		(600)	(311)
Revenue Reported	$33,383		$30,902	$2,481	8.0%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2016	% Total	2015	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$4,535	49.5%	$5,535	$(1,000)	(18.1%)
Distributors	2,995	32.7%	2,694	301	11.2%
Inside and Online Sales	1,638	17.8%	1,220	418	34.3%
Total Billings By Channel	$9,168	100.0%	$9,449	$(281)	(3.0%)

	Year Ended June 30,
	2016	% Total	2015	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$17,397	52.3%	$16,170	$1,767	10.9%
Distributors	10,222	29.8%	10,384	(162)	(1.6%)
Inside and Online Sales	6,135	17.9%	4,948	1,187	24.0%
Total Billings By Channel	$34,294	100.0%	$31,502	$2,792	8.9%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income to EBITDA
(in thousands)
(Unaudited)

	Three-Months Ended		Year Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net Income	$220	$1,297	$13	$1,160

Income tax expense	-	86	24	112
Interest income	(6)	(9)	(32)	(36)
Depreciation and amortization	215	177	816	830

EBITDA	$429	$1,551	$821	$2,066

The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income, plus income tax expense, interest income, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Income Per Share*
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended		Year Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net Income	$220	$1,297	$13	$1,160

Diluted net income per share	$0.01	$0.08	$0.00	$0.07

Adjustments:
Acquisition costs	39	-	190	-
Adjustments	39	-	190	-
Adjusted Net Income	$259	$1,297	$203	$1,160

Adjusted diluted net income per share	$0.02	$0.08	$0.01	$0.07

* In accordance with U.S. generally accepted accounting principles (GAAP), the Company’s net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company believes this information is useful to investors and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.

For more information contact:

Diana P. Diaz
Sharps Compliance Corp.
Vice President and Chief Financial Officer
Phone: (713) 660-3547
Email: ddiaz@sharpsinc.com

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: (203) 972-9200
Email: jnesbett@institutionalms.com